EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123943) of SmartPros, Ltd. and Subsidiaries ( the "Company") of our report dated March 22, 2013, relating to the financial statements of the Company for the years ended December 31, 2012 and 2011, included in the Company's December 31, 2012 Annual Report (From 10-K).
/s/ Holtz Rubenstein Reminick LLP
New York, New York
March 22, 2013